Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @wmkspokesman

WEIS MARKETS REPORTS FOURTH QUARTER RESULTS

Sunbury, PA (March 4, 2014) - Weis Markets Inc., (NYSE:WMK) today issued its fourth quarter results. In the thirteen-week period ending December 28, 2013, the Company's sales totaled $686.4 million, down 1.1% compared to the same period in 2012. Comparable store sales for the same period were down 3.5%.

Fourth quarter net income declined 28.9% to $15.7 million compared to the same period in 2012. Fourth quarter earnings per share totaled $.59 compared to $.83 in 2012.

The Company's fourth quarter results were impacted by a decline in food stamp/SNAP spending in its stores and a shortened holiday season, which impacted sales in key center store categories. Its results were affected by fuel price deflation, which resulted in lower retail gas sales. Deli sales were also lower due to manufacturer recalls.

The Company attributed its lower fourth quarter net income to these sales trends and the recognition of a $680,000 future liability associated with the lease commitment of a closed store property.

Year to Date Results

In 2013, the Company's sales totaled $2.7 billion, down 0.3% compared to 2012. Comparable store sales for the 52 week period ending December 28, 2013 declined 2.6%. Year to date net income totaled 2.7% of net sales or $71.7 million, down 13.1%. The Company's year to date earnings per share totaled $2.67 compared to $3.07 in 2012.

While the Company's market share remained stable, the Company's year-to-date results were impacted by the trends affecting its fourth quarter results: stagnant sales performance in key center store categories, lower comparable store gas sales due to significant fuel price deflation and a decline in SNAP sales, which accelerated in the fourth quarter.

The Company's 2013 net income was impacted by a $6.1 million charge for the separation agreement of its former Chief Executive Officer, a $2.1 million impairment loss for four properties and, as detailed in the fourth quarter section, a $680,000 future liability associated with the lease commitment of a closed store property.

About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 166 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

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In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Fourth Quarter - 2013
(Unaudited)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	December 28, 2013	December 29, 2012	(Decrease)
Net Sales	$686,392,000	$694,307,000	(1.1)%
Income Before Income Taxes	25,559,000	35,311,000	(27.6)%
Provision for Income Taxes	9,838,000	13,208,000	(25.5)%
Net Income	$15,721,000	$22,103,000	(28.9)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.59	$0.83	$(0.24)

	52 Week	52 Week
	Period Ended	Period Ended	Increase
	December 28, 2013	December 29, 2012	(Decrease)
Net Sales	$2,692,588,000	$2,701,405,000	(0.3)%
Income Before Income Taxes	115,866,000	130,914,000	(11.5)%
Provision for Income Taxes	44,145,000	48,403,000	(8.8)%
Net Income	$71,721,000	$82,511,000	(13.1)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$2.67	$3.07	$(0.40)